Unica Announces Delay of Fourth Fiscal Quarter and Full Year Earnings Release and Investor Conference Call
WALTHAM, Mass. — November 13, 2008 — Unica Corporation (Nasdaq: UNCA), a leading global provider of enterprise marketing management (EMM) solutions, today announced that it will delay its fourth fiscal quarter and full year earnings release and investor conference call, previously scheduled for 8:00 a.m. (ET) today, November 13, 2008.
The release is being delayed in order to allow the Company adequate time to finalize its results for the fourth fiscal quarter and full year ended September 30, 2008. Specifically, in the course of its year-end review of financial results, the Company discovered a potential issue relating to its recording of maintenance and subscription revenue that the Company currently anticipates could lead to an understatement of revenue for the quarter ended September 30, 2008. The Company is currently assessing the impact of this issue, and the impact, if any, on prior periods. The Company has not determined whether it will be required to restate prior period results relating to maintenance and subscription revenue.
The Company currently expects to file its Annual Report on Form 10-K for the year ended September 30, 2008, on or before its due date of December 15, 2008. The Company also plans to release earnings concurrently with or prior to such filing. At such time, the Company will schedule an investor conference call to discuss the financial results for the period.
The Company continues to expect to report fourth quarter fiscal 2008 results that are consistent with or slightly better than the preliminary results disclosed on October 7, 2008.
About Unica
Unica Corporation (Nasdaq: UNCA) is a leading global provider of enterprise marketing management (EMM) software and services. The most comprehensive EMM suite on the market today, Unica’s Affinium® software streamlines the entire marketing process from analysis and planning to project management, execution and measurement. More than 800 companies worldwide depend on Unica for their enterprise marketing management solution.
Unica is headquartered in Waltham, Mass. with offices around the globe. For more information, visit www.unica.com.
Note to editors: Copyright 2008 Unica Corporation. Unica, the Unica logo, and Affinium, are registered trademarks of Unica Corporation. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.
Forward-looking Statements
The information provided in this press release above contains forward-looking statements that relate to future events and future financial performance of Unica. These forward-looking statements are based upon Unica’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Unica’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change; and Unica disclaims any obligation to update or revise the forward-looking statements in the future. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including those factors listed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, in each case under “Risk Factors”, which factors could cause Unica’s performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
Media contact:
Anne Mathewson
Greenough Communications
617-275-6528
amathewson@greenoughcom.com
Investor contact:
Kori Doherty
ICR
617-956-6730
kdoherty@icrinc.com

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